Exhibit 23.4
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan and the Executive Employment Agreement Share Purchase Rights of Delek US Holdings, Inc. of our report dated December 21, 2005, with respect to the combined financial statements of Tyler Refinery and McMurrey Pipeline (A Business Component of Crown Central Petroleum Corporation) included in the Prospectus of Delek US Holdings, Inc. filed with the Securities and Exchange Commission on May 4, 2006 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended.

/s/ Ernst & Young LLP
Baltimore, Maryland
May 23, 2006